Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent registered public accounting firm; legal counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of Partners Group Growth, LLC. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such captions we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

New York, New York

May 11, 2026